Exhibit 99.1

Contacts: Brad W. Buss EVP Finance & Administration and CFO (408) 943-2754 Joseph L. McCarthy Director, Corporate Communications (408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Third-Quarter 2012 Results

SAN JOSE, Calif., October 18, 2012—Cypress Semiconductor Corp. (NASDAQ: CY) today announced its third-quarter 2012 results, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	Revenue and earnings came in at high end of guidance

•	EPS grew sequentially: Non-GAAP EPS increased 11%; GAAP EPS increased 200%

•	Cash from operations totaled $58 million, a 34% sequential increase

•	Cypress repurchased 7.3 million shares, or 5% of outstanding shares

•	Dividend yield was 4.1%, and offered tax-deferred treatment

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with those of the prior quarter and prior year:

(In thousands, except per-share data)

	NON-GAAP			GAAP
	Q3 2012	Q2 2012	Q3 2011	Q3 2012	Q2 2012	Q3 2011
Revenue	$203,015	$201,300	$264,743	$203,015	$201,300	$264,743
Gross margin	57.1%	57.0%	57.9%	54.2%	53.0%	56.3%
Pretax margin	16.7%	15.3%	26.7%	6.8%	2.6%	16.5%
Net income	$32,322	$30,298	$69,237	$14,332	$4,977	$39,981
Diluted EPS	$0.20	$0.18	$0.37	$0.09	$0.03	$0.22

We had a good quarter in tough times. Our gross and pretax margins held up, due to our continued efforts on expense control. But the world economy—and thus the semiconductor industry and our business—were below seasonal norms. The combination of historically low lead times and increasing global macroeconomic concerns, which have now impacted China, has driven our distributors and customers to lower bookings across all geographies and end markets. At the end of Q3, our book-to-bill was 0.81, down from 0.87 in Q2, with all divisions and major product lines below unity. As such, our revenue will be down next quarter, but our margins will again be reasonable. We continue to enjoy strong design win activity and market share gains, but each of those wins tends to bring in less revenue than during better times.

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for Q3 was 57.1%, up slightly from the previous quarter.

+ Net inventory at the end of Q3 was $89.3 million, down 2% from Q2. This was equivalent to 93 days, down three days from the prior quarter. We expect inventory to decrease slightly in Q4. Distributor weeks of inventory, which includes in-transit inventory, increased from 6.2 weeks to 7.0 weeks.

+ Cash and investments for Q3 totaled $219 million, an increase of $8.6 million from Q2. During Q3, we repurchased 7.3 million shares for $81.6 million, or an average of $11.20 per share. From September 2011, when we announced our $400 million stock-repurchase program, through September 30, 2012, we repurchased 19.9 million shares. We have approximately $120.7 million remaining under the authorized repurchase program.

+ Long-term debt under our revolving credit facility increased by $45 million to $198 million as we finished the preparations to fund the cash payments required under the Ramtron tender offer.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

September 30, 2012

	PSD[1]	MPD[1]	DCD[1]	Core Semi[2]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	93.6	88.3	18.8	200.7	2.3	203.0
Percentage of total revenues	46.1%	43.5%	9.3%	98.9%	1.1%	100.0%

GROSS MARGIN (%)
On a non-GAAP[4] basis	53.5%	64.0%	50.0%	57.8%	-2.7%	57.1%
On a GAAP basis	50.6%	61.1%	47.1%	54.9%	-5.5%	54.2%

THREE MONTHS ENDED July 1, 2012

	PSD[1]	MPD[1]	DCD[1]	Core Semi[2]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	96.1	83.0	20.4	199.5	1.8	201.3
Percentage of total revenues	47.8%	41.2%	10.1%	99.1%	0.9%	100.0%

GROSS MARGIN (%)
On a non-GAAP[4] basis	54.1%	64.2%	53.9%	58.3%	-77.7%	57.0%
On a GAAP basis	50.3%	60.3%	50.0%	54.4%	-98.6%	53.0%

1.	PSD—Programmable Systems Division; DCD—Data Communications Division; MPD—Memory Products Division.

2.	“Core Semiconductor”—Includes PSD, DCD and MPD and excludes “Emerging Technology.”

3.	“Emerging Technology”—Businesses outside our core semiconductor businesses outlined in footnote 2. Includes subsidiaries Cypress Envirosystems Inc., AgigA Tech Inc., Deca Technologies Inc., and our foundry-support business.

4.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.

THIRD-QUARTER 2012 HIGHLIGHTS

+ Cypress shipped its one-billionth capacitive touch-sensing unit. These shipments include TrueTouch® touchscreen controllers, CapSense® controllers for mechanical button and slider replacement, and trackpad units for cursor navigation in laptop computers. These units have shipped into a variety of end products, such as high-volume mobile handsets, tablets, automotive applications, consumer electronics, white goods, and industrial products. Cypress holds 47 touch-related patents and has 200 more in process.

+ Tesla Motors selected Cypress’s TrueTouch automotive touchscreen solution for the infotainment system in the Model S, the world’s first premium electrically powered sedan. The 17-inch touchscreen in the Model S is the largest in an automobile to date, and it is the first to integrate all functional controls.

+ Pantech, the number two cell phone provider in Korea, selected the Gen4 TrueTouch touchscreen controller for its flagship Vega R3 smartphone.

+ Cypress introduced the PSoC Creator™ 2.1 Integrated Design Environment (IDE) for its PSoC 3 and PSoC 5 programmable system-on-chip families. Creator 2.1 enables the concurrent hardware and software design of PSoC systems. The software release includes more than 100 new features and enhancements that improve system performance and ease of use.

+ Cypress’s PSoC® MFi (Made for iPod | iPhone | iPad) digital audio solution earned design wins with TEAC Corp. and Griffin Technology. Cypress also introduced the CY8CKIT-033 PSoC 3 MFi Digital Audio Development Kit, which streamlines customer development of MFi music products. The PSoC MFi solution turns iPhones, iPads, and iPods into portable audio recorders capable of delivering studio-quality streaming audio.

+ Cypress continued to ramp its EZ-USB® FX3™ programmable USB 3.0 peripheral controller, announcing design wins with Himax Imaging, a leading CMOS image sensor manufacturer, and YUAN, a leading Taiwanese audio/video equipment manufacturer. The new USB 3.0 standard provides 5-Gbps bandwidth and eliminates the need for compression when transferring HD video to deliver sharp, bit-perfect HD images in small-form-factor HD video products.

+ Cypress added Tokyo Electron Devices (TED) as a distribution partner in Japan. TED, which pioneered the distribution of programmable devices in Japan, has established sales networks in the industrial, communications, and consumer markets. The agreement covers the entire Cypress product line, including PSoC devices, touch-sensing solutions, SRAMs, and USB controllers.

+ Cypress introduced PRoC™-UI (Programmable Radio-on-Chip—User Interface) which combines a low-power, 2.4-GHz RF radio link with Cypress’s CapSense and TrueTouch technologies to enable new classes of Human Interface Devices (HIDs), such as touch mice, remote controls with trackpads, and wireless trackpads.

+ Cypress and Ramtron International Corp. (NASDAQ: RMTR) entered into a definitive merger agreement under which Cypress will acquire all outstanding stock of Ramtron for $3.10 per share in cash. Ramtron’s F-RAM products complement Cypress’s nonvolatile static random access memory (nvSRAM) portfolio, opening up new markets and applications for Cypress. The merger offers Ramtron scale advantages and helps to streamline its business operations. On October 10, 2012, we completed the tender offer and took control of Ramtron.

+ Cypress announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share, payable to holders of record of the company’s common stock at the close of business on September 27, 2012. The dividend will be paid today, October 18, 2012. The dividend represented a 4.1% yield and provided tax treatment that is deferred until the shares are sold.

+ Cypress named Hassane El-Khoury executive vice president of its Programmable Systems Division, which includes Cypress’s flagship PSoC products. El-Khoury had run Cypress’s automotive business since 2007, spearheading the company’s expansion into the Human-Machine Interface and Body Electronics segments of the automotive marketplace. He replaced Dinesh Ramanathan, who left Cypress to become the chief executive officer of a Silicon Valley startup.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets, including consumer, mobile handsets, computation, data communications, automotive, industrial, and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for Q4 of fiscal year 2012 and beyond are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, our expectations regarding our book-to-bill levels in the future, our Q412 revenue, margins, profit and cash flow; the results of our return on capital strategies, including our dividend and stock repurchase programs; our expectations regarding the demand for our products and how our products are expected to perform as well as our future design win activity and market share gains. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to our ability to close and successfully integrate Ramtron into our operations, the state of and future of the global economy, business conditions and growth trends in the semiconductor market, whether our products perform as expected, whether the demand for our proprietary and programmable products is fully realized, whether our product and design wins result in increased sales, our ability to manage our business to have strong earnings, restrained operating expenses and cash flow leverage, factory utilization, the strength or softness of the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, TrueTouch, PSoC, EZ-USB, CapSense, and West Bridge are registered trademarks, and PSoC Creator, FX3, PRoC, and WirelessUSB are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2012	January 1, 2012
ASSETS
Cash, cash equivalents and short-term investments	$219,445	$166,330
Accounts receivable, net	125,202	103,524
Inventories (a)	89,310	92,304
Property, plant and equipment, net	270,243	284,979
Goodwill and other intangible assets, net	36,975	40,462
Other assets	137,849	122,491

Total assets	$879,024	$810,090

LIABILITIES AND EQUITY
Accounts payable	$54,907	$52,868
Deferred margin on sales to distributors	169,551	150,568
Income tax liabilities	44,510	43,239
Other liabilities	176,071	165,573
Long-term revolving credit facility	198,000	—

Total liabilities	643,039	412,248

Total Cypress stockholders’ equity	242,283	400,267
Noncontrolling interest	(6,298)	(2,425)

Total equity	235,985	397,842

Total liabilities and equity	$879,024	$810,090

(a)	Inventories include $3.5 million and $4.6 million of capitalized inventories related to stock-based compensation expense, as of September 30, 2012 and January 1, 2012, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	September 30, 2012	July 1, 2012	October 2, 2011
Revenues	$203,015	$201,300	$264,743
Cost of revenues	92,959	94,531	115,789

Gross margin	110,056	106,769	148,954
Operating expenses:
Research and development	46,908	47,946	46,266
Selling, general and administrative	47,328	51,955	55,453
Amortization of acquisition-related intangibles	707	731	731
Restructuring charges	66	989	871

Total operating expenses, net	95,009	101,621	103,321

Operating income	15,047	5,148	45,633
Interest and other income (expense), net	(1,330)	1	(1,833)

Income before income taxes	13,717	5,149	43,800
Income tax provision (benefit)	(241)	517	4,057

Income, net of taxes	13,958	4,632	39,743
Adjust for net loss attributable to noncontrolling interest	374	345	238

Net income attributable to Cypress	$14,332	$4,977	$39,981

Net income per share attributable to Cypress:
Basic	$0.10	$0.03	$0.24
Diluted	$0.09	$0.03	$0.22
Cash dividend declared per share	$0.11	$0.11	$0.09
Shares used in net income per share calculation:
Basic	147,673	151,765	163,867
Diluted	160,300	164,605	183,282

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2012
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$47,406	$53,915	$8,863	$110,184	$(128)	$110,056
Stock-based compensation expense	2,087	1,968	419	4,474	52	4,526
Changes in value of deferred compensation plan	101	94	20	215	2	217
Impairment of assets and other	521	491	105	1,117	12	1,129

Non-GAAP gross margin	$50,115	$56,468	$9,407	$115,990	$(62)	$115,928

	Three Months Ended July 1, 2012
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$48,315	$50,049	$10,209	$108,573	$(1,804)	$106,769
Stock-based compensation expense	3,705	3,197	787	7,689	70	7,759
Changes in value of deferred compensation plan	(19)	(16)	(4)	(39)	(1)	(40)
Impairment of assets and other	—	—	—	—	314	314

Non-GAAP gross margin	$52,001	$53,230	$10,992	$116,223	$(1,421)	$114,802

	Three Months Ended October 2, 2011 (e)
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$73,605	$59,712	$15,727	$149,044	$(90)	$148,954
Stock-based compensation expense	2,487	1,936	546	4,969	33	5,002
Changes in value of deferred compensation plan	(278)	(217)	(61)	(556)	(4)	(560)

Non-GAAP gross margin	$75,814	$61,431	$16,212	$153,457	$(61)	$153,396

(a)	Refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	PSD—Programmable Systems Division; DCD—Data Communications Division; MPD—Memory Products Division.
(c)	“Core Semi”—Includes PSD, DCD and MPD and excludes “Emerging Technologies.”
(d)	“Emerging Technologies”—Activities outside our core semiconductor businesses outlined in footnote (c). Includes majority-owned subsidiaries Cypress Envirosystems Inc., AgigA Tech Inc. and Deca Technologies Inc.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	September 30, 2012	July 1, 2012	October 2, 2011
GAAP research and development expenses	$46,908	$47,946	$46,266
Stock-based compensation expense	(5,062)	(5,480)	(5,894)
Changes in value of deferred compensation plan	(389)	89	1,204

Non-GAAP research and development expenses	$41,457	$42,555	$41,576

GAAP selling, general and administrative expenses	$47,328	$51,955	$55,453
Stock-based compensation expense	(6,513)	(8,991)	(13,939)
Acquisition-related expenses	(547)	(2,003)	—
Changes in value of deferred compensation plan	(945)	183	2,464
Impairment of assets and other	—	—	(1,982)

Non-GAAP selling, general and administrative expenses	$39,323	$41,144	$41,996

GAAP operating income	$15,047	$5,148	$45,633
Stock-based compensation expense	16,101	22,230	24,835
Acquisition-related expense	1,254	2,734	731
Changes in value of deferred compensation plan	1,551	(312)	(4,228)
Restructuring charges	66	989	871
Impairment of assets and other	1,129	315	1,982

Non-GAAP operating income	$35,148	$31,104	$69,824

GAAP net income attributable to Cypress	$14,332	$4,977	$39,981
Stock-based compensation expense	16,101	22,230	24,835
Acquisition-related expense	1,254	2,734	731
Changes in value of deferred compensation plan	48	530	119
Restructuring charges	66	989	871
Impairment of assets and other	1,129	315	1,982
Investment-related losses (gains)	1,638	(1,049)	(1,538)
Tax effects	(2,246)	(428)	2,256

Non-GAAP net income attributable to Cypress	$32,322	$30,298	$69,237

GAAP net income per share attributable to Cypress—diluted	$0.09	$0.03	$0.22
Stock-based compensation expense	0.10	0.14	0.13
Acquisition-related expense	0.01	0.02	—
Changes in vlaue of deferred compensation plan	—	—	—
Restructuring charges	—	0.01	0.01
Impairment of assets and other	0.01	—	0.01
Investment-related gains/loss	0.01	(0.01)	(0.01)
Tax effects	(0.02)	—	0.01
Non-GAAP share count adjustment	—	(0.01)	—

Non-GAAP net income per share attributable to Cypress—diluted	$0.20	$0.18	$0.37

(a)	Refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands except per-share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	July 1, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$58,065	$43,303	$106,114	$117,695	$218,327
Net cash provided by (used in) investing activities	$30,510	$(49,477)	$(9,966)	$(17,474)	$67,369
Net cash provided by (used in) financing activities	$(44,508)	$63,152	$(312,041)	$(37,609)	$(484,619)

Other Supplemental Data (Preliminary):
Capital expenditures	$5,488	$9,741	$18,207	$25,204	$71,798
Depreciation	$11,790	$11,668	$12,894	$34,140	$38,760
Payment of dividend	$16,660	$16,716	$15,262	$47,170	$15,262
Dividend paid per share	$0.11	$0.11	$0.09	$0.33	$0.09
Dividend yield per share (a) (b)	4.1%	3.4%	2.5%	4.1%	2.5%

(a)	Dividend yield per share is calculated based on the annualized dividend paid per share divided by the common stock share price at the end of the period.
(b)	Actual dividend paid for fiscal year 2011 consists of $0.09 paid per share in the third and forth quarter of 2011.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	September 30, 2012		July 1, 2012		October 2, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income attributable to Cypress	$14,332	$32,322	$4,977	$30,298	$39,981	$69,237

Weighted-average common shares outstanding (basic)	147,673	147,673	151,765	151,765	163,867	163,867
Effect of dilutive securities:
Stock options, unvested restricted stock and other	12,627	13,902	12,840	16,075	19,415	22,131

Weighted-average common shares outstanding for diluted computation	160,300	161,575	164,605	167,840	183,282	185,998

Net income per share attributable to Cypress—basic	$0.10	$0.22	$0.03	$0.20	$0.24	$0.42
Net income per share attributable to Cypress—diluted	$0.09	$0.20	$0.03	$0.18	$0.22	$0.37

	September 30, 2012	July 1, 2012	October 2, 2011
Average stock price for the period ended	$11.72	$13.69	$18.31
Common stock outstanding at period end (in thousands)	145,649	151,494	155,268

Outstanding as of October 2, 2011 included unvested restricted stock awards of approximately 1.0 million shares. Unvested restricted stock awards as of September 30, 2012 and July 1, 2012 were not material.

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (2) costs such as advisory, legal, accounting and other professional or consulting fees related to acquisitions, and (3) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to their estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.